Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Members of

Extra Space Storage, LLC

We hereby consent to the inclusion in this Amendment No. 1 to this Current Report of Extra Space Storage Inc. on Form S-11 of our report dated February 20, 2004, relating to the statement of revenues and certain expenses of Devon/Boston, LLC for the year ended December 31, 2003.

/S/    TIMPSON GARCIA, LLP

Oakland, California

July 2, 2004